Exhibit (d)(8)(c)

AMENDMENT TO SUB-ADVISORY AGREEMENT BETWEEN

TRANSAMERICA ASSET MANAGEMENT, INC. AND

WELLINGTON MANAGEMENT COMPANY, LLP

THIS AMENDMENT is made as of May 29, 2015 to the Investment Sub-Advisory Agreement dated as of June 19, 2007, as amended (the “Agreement”), between Transamerica Asset Management, Inc. and Wellington Management Company, LLP (the “Sub-Adviser”). In consideration of the mutual covenants contained herein, the parties agree as follows:

1.	Schedule B. Schedule B to the Investment Sub-Advisory Agreement is hereby deleted in its entirety and replaced as follows:

PORTFOLIO	SUB-ADVISER COMPENSATION*
Transamerica Partners Large Growth Portfolio**	First $150 million	0.25%
	Over $150 million up to $650 million	0.22%
	Over $650 million up to $1.15 billion	0.20%
	Over $1.15 billion	0.175%

*	As a percentage of average daily net assets on an annual basis. TAM shall pay the Sub-Adviser, as promptly as possible after the last day of each month, a fee, computed daily at an annual rate set forth above. The average daily net assets shall in all cases be based on calendar days and be computed as of the time of the regular close of business of the New York Stock Exchange, or such other time as stated in the then-current Prospectus or as may be determined by the Board.
**	The average daily net assets for the purposes of calculating sub-advisory fees will be determined on a combined basis with Transamerica US Growth, Transamerica WMC US Growth VP, Transamerica WMC US Growth II VP, the portion of assets of Transamerica Partners Large Growth Portfolio that are sub-advised by Wellington Management Company, LLP, and WMC Core Equity and Disciplined US Growth Equity, each separately managed accounts of Transamerica Life Insurance Company that are also advised by Wellington Management Company, LLP.

In all other respects, the Sub-Advisory Agreement dated June 19, 2007, as amended, is confirmed and remains in full force and effect.

The parties hereto have caused this amendment to be executed as of August 3, 2015.

TRANSAMERICA ASSET MANAGEMENT, INC.

By:	/s/ Christopher A. Staples
Name:	Christopher A. Staples
Title:	Senior Vice President and Chief Investment Officer, Advisory Services

WELLINGTON MANAGEMENT COMPANY, LLP

By:	/s/ David K. Elkenberry
Name:	David K. Elkenberry
Title:	Senior Managing Director